EXHIBIT 99.1 -- Servicer's Annual Statement of Compliance

ANNUAL CERTIFICATION


Re: Pursuant to the Pooling and Servicing Agreement for ABSC Series 2004-HE1 (the "Servicing Agreement"), dated as of January 1, 2004, between Asset-Backed Securities Corporation (the "Depositor"),
     U.S. Bank National Association (the "Trustee"), and HomEq Servicing Corporation (the "Servicer")

     I, Arthur Q. Lyon, President of the Servicer, hereby certify to the Owner, pursuant to Section 3.20 of the Servicing Agreement, that:

     A review of the activities of the Servicer during the 2004 calendar year and the Servicer's performance under the Servicing Agreement has been made under my supervision, the Servicer has complied with the Servicing Agreement in all material respects and, to the best of my knowledge, based on such review, the Servicer has materially fulfilled all of its obligations under the Servicing Agreement throughout such calendar year.


Date: March 17, 2005

/s/ Arthur Q. Lyon
Arthur Q. Lyon
President